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EXHIBIT 23.1



                         Independent Auditors' Consent

The Board of Directors
The Metzler Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of The Metzler Group, Inc. of our report dated February 11, 1998, except for Note 14, as to which the date was March 5, 1998, relating to the consolidated balance sheets of The Metzler Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of The Metzler Group, Inc. The report of KPMG Peat Marwick LLP is based partially upon the reports of other auditors.

We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated November 2, 1998, relating to the consolidated balance sheets of The Metzler Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 (as restated to reflect certain acquisitions accounted for under the pooling-of-interests method of accounting), which report appears in the November 6, 1998 report on Form 8-K/A of The Metzler Group, Inc. and to the reference to our firm under the heading "Experts" in the prospectus. The report of KPMG Peat Marwick LLP is based partially upon the reports of other auditors.


/s/ KPMG Peat Marwick

Chicago, Illinois
November 18, 1998